Exhibit 99.1

Dole Food Company, Inc. May 13, 2010

Dole Investment Highlights Excellent earnings growth potential Emerging markets presence Leading market shares Strong new products pipeline Strong cash flow Deleveraging accelerates net income growth Rich asset base Trading below book value Successful asset sale program is driving deleveraging Diversity of business portfolio Three distinct business segments mitigate market risk Leader in nutritional education Healthy products in line with global wellness trends

3 2007 2008 2009 Fresh fruit 4737 5401 4711 Fresh vegetables 1060 1087 1025 Packaged foods 1023 1131 1042 Historical Revenues by Segment 2009 Revenues impacted by: Divestitures Unfavorable FX 53rd week in 2008 Lower fuel surcharge revenue in NA Note: Numbers may not foot due to rounding. ($ millions)

2007 2008 2009 Fresh fruit 281.3 346.1 323 Fresh vegetables 0 20.5 20 Packaged foods 115.8 93.4 126.5 Historical Adjusted EBITDA by Segment Note: Graph does not include Corporate. ($ millions)

Fresh Fruit Overview Global Banana Overview World's largest banana company Diversified sourcing locations Integrated supply chain - rich asset base Historical quality and cost advantages Leading market shares in North America and Japan Smaller presence in Europe Current Situation in Europe Adverse weather in first quarter Weak economy Increased industry volumes, both Latin and ACP Weak demand from Russia Reduced tariff, expected to become effective second half 2010

Fresh Fruit North America 90% contract market Contract renewals favorable in 2010 Fuel surcharge offsets increase in bunker fuel costs Asia Weak 1st Quarter Prices recovering and now ahead of 2009 Impact of Philippine drought has resulted in tightening supply Europe Weak market persisted into beginning of 2nd Quarter Recent uptick in pricing Market also impacted by weak Euro and higher costs 50% of Euro exposure hedged at 1.44 Euro/USD 39% of 2nd half bunker fuel requirements hedged at $441/MT

Fresh Vegetables Packaged salads category improvement Increased marketing spend New Salad Guide campaign New product introductions E-Z open packaging Investments in infrastructure and process improvement yielding substantial results Reduced labor costs through automation Improved raw material yields 1st Quarter EBITDA improved 27%

8 Packaged Foods Strong category leader 1st Quarter volume gains Fruit bowls h 14% Frozen h 11% Canned pineapple h 5% 1st Quarter EBITDA up 30% Strong new product pipeline

Packaged Foods New Products

Strategy Continue to leverage strong brand and market leadership position Focus on value-added products Build on strong presence in developed economies and expand in high-growth markets Focus on improving operating efficiency and cash flow

2007 2008 2009 Net Debt 2304 2113 1478 ($ millions) Reduced Net Debt

($ millions) Deleveraging Accelerates Net Income Growth Lower interest expense will drive Net Income growth Deleveraging of $635 million in 2009 Cash flow from operations, asset sales and IPO proceeds March refinancing reduced rates on term loans from 8% to 5%

13 Asset Sales ($ millions) Focus for 2010-2012: 26,000 acres in Hawaii, estimated FMV $400 million Land in Ecuador and Colombia from Flowers business Other smaller parcels 2010 on track for $50 million of asset sales

Dole Investment Highlights Excellent earnings growth potential Emerging markets presence Leading market shares Strong new products pipeline Strong cash flow Deleveraging accelerates net income growth Rich asset base Trading below book value Successful asset sale program is driving deleveraging Diversity of business portfolio Three distinct business segments mitigate market risk Leader in nutritional education Healthy products in line with global wellness trends

16 Q&A